                                                                     EXHIBIT 2.6

                         REAL ESTATE MATTERS AGREEMENT
                                    BETWEEN
                             LSI LOGIC CORPORATION
                                      AND
                        LSI LOGIC STORAGE SYSTEMS, INC.
                                 MARCH 15, 2004

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
ARTICLE I  PROPERTY...............................................   1
 1.1  Owned Property..............................................   1
 1.2  Leased Property.............................................   1
 1.3  Shared Properties...........................................   1
 1.4  Obtaining the Lease Consents................................   1
 1.5  Occupation by SSI...........................................   2
 1.6  Obligation to Complete......................................   3
 1.7  Form of Transfer............................................   4
 1.8  Tenant's Fixtures and Fittings..............................   4
 1.9  Costs.......................................................   4

ARTICLE II  MISCELLANEOUS.........................................   4
 2.1  Limitation of Liability.....................................   4
 2.2  Entire Agreement............................................   4
 2.3  Governing Law...............................................   5
 2.4  Dispute Resolution..........................................   5
 2.5  Notices.....................................................   5
 2.6  Counterparts................................................   5
 2.7  Binding Effect; Assignment..................................   5
 2.8  Severability................................................   5
 2.9  Failure or Indulgence Not Waiver; Remedies Cumulative.......   6
2.10  Amendment...................................................   6
2.11  Interpretation..............................................   6

ARTICLE III  DEFINITIONS..........................................   6
 3.1  Actual Completion Date......................................   6
 3.2  Landlord....................................................   6
 3.3  Lease Consents..............................................   6
 3.4  Leased Properties...........................................   6
 3.5  License Form................................................   6
 3.6  LSI Logic's Lease...........................................   6
 3.7  Owned Property..............................................   6
 3.8  Property....................................................   6
 3.9  Relevant Leases.............................................   6
3.10  Retained Parts..............................................   6
3.11  Shared Properties...........................................   7


                               SCHEDULES
Schedule 1  Properties............................................   1
Schedule 2  Form Transfer for Owned Property......................   1
Schedule 3  Form Transfer for Leased Properties...................   1
Schedule 4  Form License for Shared Properties....................   1

                         REAL ESTATE MATTERS AGREEMENT

     This Real Estate Matters Agreement (this "Agreement") is executed on March 15, 2004, and made effective as of December 31, 2003, between LSI Logic Corporation, a Delaware corporation ("LSI Logic"), and LSI Logic Storage Systems, Inc., a Delaware corporation ("SSI"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation Agreement (as defined below).

                                    RECITALS

     1. LSI Logic and SSI are entering into a Master Separation Agreement dated as of December 31, 2003 (the "Separation Agreement") and other Ancillary Agreements to delineate and clarify their relationship and further separate the businesses conducted by LSI Logic and SSI (the "Separation").

     2. In connection with the Separation, the parties wish to clarify certain real estate matters.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                                    PROPERTY

     1.1 Owned Property. LSI Logic shall convey the Owned Property (together with all rights and easements appurtenant thereto) to SSI, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation Agreement and the other Ancillary Agreements. Such conveyance shall be completed as of the Separation Date.

     1.2  Leased Property.

     (a) LSI Logic shall assign or cause its Subsidiary to assign to SSI, and SSI shall accept and assume, LSI Logic's interest in the Leased Properties, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation Agreement and the other Ancillary Agreements. Such assignment shall be completed on the later of: (i) the Separation Date; and (ii) the earlier of (A) the fifth
(5th) business day after the relevant Lease Consent has been granted and (B) the date agreed upon by the parties in accordance with Section 1.6(a) below.

     (b) Subject to the completion of the assignment to SSI of the relevant Leased Property, with respect to each Leased Property which is also a Shared Property, SSI shall grant to LSI Logic a license to occupy those parts of the relevant Leased Properties identified in Section A of Schedule 1 of this Agreement currently occupied by LSI Logic and LSI Logic shall accept the same. Such license shall be completed immediately following completion of the transfer of the relevant Leased Property to SSI.

     1.3 Shared Properties. LSI Logic shall grant or cause its applicable Subsidiary to grant to SSI or its applicable Subsidiary a license to occupy those parts of the Shared Properties identified in Section B of Schedule 1 of this Agreement currently occupied by LSI Logic or its applicable Subsidiary and SSI shall accept or cause its Subsidiary to accept the same, subject to the other provisions of this Agreement and (to the extent not inconsistent with the provisions of this Agreement) the terms of the Separation Agreement and the other Ancillary Agreements. Such license shall be completed on the Separation Date.

     1.4  Obtaining the Lease Consents.

     (a) LSI Logic confirms that, with respect to each Leased Property, an application has been made or will promptly be made to the relevant Landlord for the Lease Consents required with respect to the transactions contemplated by this Agreement.

     (b) LSI Logic and SSI will each use their reasonable commercial efforts to obtain the Lease Consents as to the Leased Properties, but LSI Logic shall not be required to commence judicial proceedings for a declaration that a Lease Consent has been unreasonably withheld or delayed, nor shall LSI Logic be required to pay any consideration in excess of that required by the Relevant Lease or that which is typical in the open market to obtain the relevant Lease Consent.

     (c) SSI and LSI Logic will promptly satisfy the lawful requirements of the Landlord, and SSI will take all steps to assist LSI Logic in obtaining the Lease Consents as to the Leased Properties, including, without limitation:

          (i) if properly required by the Landlord, entering into an agreement with the relevant Landlord to observe and perform the tenant's obligations contained in the Relevant Lease throughout the remainder of the term of the Relevant Lease, subject to any statutory limitations of such liability;

          (ii) if properly required by the Landlord, providing a guarantee, surety or other security (including, without limitation, a security deposit) for the obligations of SSI as tenant under the Relevant Lease, and otherwise taking all steps which are necessary and which SSI is capable of doing to meet the lawful requirements of the Landlord so as to ensure that the Lease Consents are obtained; and

          (iii) using all reasonable commercial efforts to assist LSI Logic with obtaining the Landlord's consent to the release of any guarantee, surety or other security which LSI Logic or its Subsidiary may have previously provided to the Landlord and, if required, offering the same or equivalent security to the Landlord in order to obtain such release.

     Notwithstanding the foregoing, (1) except with respect to guarantees, sureties or other security referenced in Section 1.4(c)(ii) above, SSI shall not be required to obtain a release of any obligation entered into by LSI Logic or its Subsidiary with any Landlord or other third party with respect to any Property and (2) SSI shall not communicate directly with any of the Landlords unless SSI can show LSI Logic reasonable grounds for doing so.

     (d) If, with respect to any Leased Properties, LSI Logic and SSI are unable to obtain a release by the Landlord of any guarantee, surety or other security which LSI Logic or its Subsidiary has previously provided to the Landlord, SSI shall indemnify, defend, protect and hold harmless LSI Logic and its Subsidiary from and after the Separation Date against all losses, costs, claims, damages, or liabilities incurred by LSI Logic or its Subsidiary as a result of SSI's occupancy of the Leased Property with respect to such guarantee, surety or other security.

     1.5  Occupation by SSI.

     (a) Subject to compliance with Section 1.5(b) below, in the event that the Actual Completion Date for any Leased Property does not occur on the Separation Date, SSI shall, commencing on the Separation Date, be entitled to occupy the relevant Property (except to the extent that the same is a Retained Part) as a licensee upon the terms and conditions contained in LSI Logic's Lease. Such license shall not be revocable prior to the date for completion as provided in
Section 1.2(a) unless an enforcement action or forfeiture by the relevant Landlord due to SSI's occupation of the Property constituting a breach of LSI Logic's Lease cannot, in the reasonable opinion of LSI Logic, be avoided other than by requiring SSI to immediately vacate the relevant Property, in which case LSI Logic may by notice to SSI immediately require SSI to vacate the relevant Property. SSI will be responsible for all costs, expenses and liabilities incurred by LSI Logic or its applicable Subsidiary as a consequence of such occupation, except for any losses, claims, costs, demands and liabilities incurred by LSI Logic or its Subsidiary as a result of any enforcement action taken by the Landlord against LSI Logic or its Subsidiary with respect to any breach by LSI Logic or its Subsidiary of the Relevant Lease in permitting SSI to so occupy the Property without obtaining the required Lease Consent, for which LSI Logic or its Subsidiary shall be solely responsible. SSI shall not be entitled to make any claim or demand against, or obtain reimbursement from, LSI Logic or its applicable Subsidiary with respect to any costs, losses, claims, liabilities or damages incurred by SSI as a consequence of being obliged to vacate the Property or in obtaining alternative premises, including, without limitation, any enforcement action which a Landlord may take against SSI.

     (b) In the event that the Actual Completion Date for any Leased Property does not occur on the Separation Date, whether or not SSI occupies a Property as licensee as provided in Section 1.5(a) above, SSI shall, effective as of the Separation Date, (i) pay LSI Logic all rents, service charges, insurance premiums and other sums payable by LSI Logic or its applicable Subsidiary under any Relevant Lease, (ii) observe the tenant's covenants, obligations and conditions contained in LSI Logic's Lease and (iii) indemnify, defend, protect and hold harmless LSI Logic and its applicable Subsidiary from and against all losses, costs, claims, damages and liabilities arising on account of any breach thereof by SSI.

     (c) LSI Logic shall supply promptly to SSI copies of all invoices, demands, notices and other communications received by LSI Logic or its or its applicable Subsidiaries or agents in connection with any of the matters for which SSI may be liable to make any payment or perform any obligation pursuant to Section 1.5(b), and shall, at SSI's cost, take any steps and pass on any objections which SSI may have in connection with any such matters. SSI shall promptly supply to LSI Logic any notices, demands, invoices and other communications received by SSI or its agents from any Landlord while SSI occupies any Property without the relevant Lease Consent.

     1.6  Obligation to Complete.

     (a) If, with respect to any Leased Property, at any time the relevant Lease Consent is formally and unconditionally refused in writing, LSI Logic and SSI shall commence good faith negotiations and use commercially reasonable efforts to determine how to allocate the applicable Property, based on the relative importance of the applicable Property to the operations of each party, the size of the applicable Property, the number of employees of each party at the applicable Property and the potential risk and liability to each party in the event an enforcement action is brought by the applicable Landlord. Such commercially reasonable efforts shall include consideration of alternate structures to accommodate the needs of both parties and the allocation of the costs thereof, including entering into amendments of the size, term or other terms of the Relevant Lease, restructuring a proposed lease assignment to be a sublease and relocating one party. If the parties are unable to agree upon an allocation of the Property within fifteen (15) days after commencement of negotiations between the parties as described above, then either party may, by delivering written notice to the other, require that the matter be referred to the Chief Financial Officers of both parties. In such event, the Chief Financial Officers shall use commercially reasonable efforts to determine the allocation of the Property, including having a meeting or telephone conference within five
(5) business days thereafter. If the parties are unable to agree upon the allocation of an applicable Property within five (5) business days after the matter is referred to the Chief Financial Officers of the parties as described above, the disposition of the applicable Property and the risks associated therewith shall be allocated between the parties as set forth in subparts (b) and (c) of this section below.

     (b) If, with respect to any Leased Property, the parties are unable to agree upon the allocation of a Property as set forth in Section 1.6(a), LSI Logic may by written notice to SSI elect to apply to the relevant Landlord for consent to sublease all of the relevant Property to SSI for the remainder of the Relevant Lease term less three (3) days at a rent equal to the rent from time to time under the Relevant Lease, but otherwise on substantially the same terms and conditions as the Relevant Lease. If LSI Logic makes such an election, until such time as the relevant Lease Consent is obtained and a sublease is completed, the provisions of Section 1.5 will apply and, on the grant of the Lease Consent required to sublease the Leased Property in question, LSI Logic shall sublease or cause its applicable Subsidiary to sublease to SSI the relevant Property, which sublease shall be for a term and rent set forth in the Relevant Lease and otherwise on the terms of the Relevant Lease.

     (c) If the parties are unable to agree upon the allocation of a Property as set forth in Section 1.6(a) and LSI Logic does not make an election pursuant to
Section 1.6(b) above, LSI Logic may elect by written notice to SSI to require SSI to vacate the relevant Property immediately or by such other date as may be specified in the notice served by LSI Logic (the "Notice Date"), in which case SSI shall vacate or cause its applicable Subsidiary to vacate the relevant Property on the Notice Date but shall indemnify LSI Logic and its applicable Subsidiary from and against all costs, claims, losses, liabilities and damages in relation to the relevant Property arising from and including the Separation Date to and including the later of the Notice Date and date on which SSI or its applicable Subsidiary vacates the relevant Property, except for any costs, losses, damages, claims and liabilities incurred by LSI Logic or its Subsidiary with respect to any enforcement action taken by the Landlord against LSI Logic or its Subsidiary with respect to any breach by LSI Logic or its Subsidiary of the Relevant Lease in permitting SSI or its Subsidiary to so occupy the Property without obtaining the required Lease Consent. Neither SSI nor its applicable Subsidiary shall be entitled to make any claim or demand against or obtain reimbursement from LSI Logic or its applicable Subsidiary with respect to any costs, losses, claims, liabilities or damages incurred by SSI or its Subsidiary as a consequence of being obliged to vacate the Property or obtaining alternative premises, including, without limitation, any enforcement action which a Landlord may take against SSI or its applicable Subsidiary.

     1.7  Form of Transfer.

     (a) The transfer or assignment to SSI of the Owned Property and each relevant Leased Property shall be in substantially the form attached in Schedule 2 or 3, as applicable, with such amendments as are reasonably required by LSI Logic with respect to a particular Property, including, without limitation, in all cases where a relevant Landlord has required a guarantor or surety to guarantee the obligations of SSI contained in the relevant Lease Consent or any other document which SSI is required to complete, the giving of such guarantee by a guarantor or surety, and the giving by SSI and any guarantor or surety of SSI's obligations of direct obligations to LSI Logic or third parties where required under the terms of any of the Lease Consent or any covenant, condition, restriction, easement, lease or other encumbrance to which the Property is subject. Such amendments shall be submitted to SSI for approval, which approval shall not be unreasonably withheld or delayed.

     (b) The licenses to be granted by SSI to LSI Logic, and LSI Logic or its applicable Subsidiary to SSI or its applicable Subsidiary, with respect to the Shared Properties shall be at the rental rates and terms set forth in Schedule 1 hereof and shall be substantially in the form of the License Form, with such amendments as are, in the reasonable opinion of LSI Logic, necessary with respect to a particular Property. Such amendments shall be submitted to SSI for approval, which approval shall not be unreasonably withheld or delayed.

     1.8 Tenant's Fixtures and Fittings. The provisions of the Separation Agreement and the other Ancillary Agreements shall apply to any trade fixtures and personal property located at each Property (excluding any trade fixtures and personal property owned by third parties). The licenses as to the Shared Properties shall include the rental of the furniture at such Properties.

     1.9 Costs. LSI Logic shall pay all reasonable costs and expenses incurred in connection with obtaining the Lease Consents, including, without limitation, Landlord's consent fees and attorneys' fees and any costs and expenses relating to re-negotiation of LSI Logic's Leases. LSI Logic shall also pay all reasonable costs and expenses in connection with the transfer of the Owned Property and Leased Properties, including title insurance premiums, escrow fees, recording fees, and any transfer taxes arising as a result of the transfers.

                                   ARTICLE II

                                 MISCELLANEOUS

     2.1 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP BE LIABLE TO ANY OTHER MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY'S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

     2.2 Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

     2.3 Governing Law. This Agreement shall be construed in accordance with, and all Disputes hereunder shall be governed by, the laws of the State of California, excluding its conflict of law rules, and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 2.4 below. Notwithstanding the forgoing, the applicable Property transfers shall be performed in accordance with the laws of the state in which the applicable Property is located.

     2.4 Dispute Resolution. Any Disputes under this Agreement shall be addressed using the same procedure set forth in the Separation Agreement.

     2.5 Notices. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties at the following addresses:

     if to LSI Logic:

     LSI Logic Corporation
     1621 Barber Lane
     Milpitas, CA 95035
     Attention: General Counsel
     Fax: (408) 433-6896

     if to SSI:

     LSI Logic Storage Systems, Inc.
     1621 Barber Lane
     Milpitas, CA 95035
     Attention: General Counsel
     Fax: (408) 433-8323

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

     2.6 Counterparts. This Agreement, including the exhibits and schedules hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     2.7 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors in interest, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the LSI Logic Group and each member of the SSI Group. Neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void. Any permitted assignee shall agree to perform the obligations of the assignor of this Agreement, and this Agreement shall inure to the benefit of and be binding upon any permitted assignee.

     2.8 Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     2.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits or schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     2.10 Amendment. No change or amendment shall be made to this Agreement or the exhibits or schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

     2.11 Interpretation. The headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated.

                                  ARTICLE III

                                  DEFINITIONS

     The following terms, as used herein, shall have the following meanings:

     3.1 Actual Completion Date. "Actual Completion Date" means, with respect to each Property, the date upon which completion of the transfer, assignment, lease or sublease of that Property actually takes place.

     3.2 Landlord. "Landlord" means the landlord under LSI Logic's Lease, and its successors and assigns, and includes the holder of any other interest which is superior to the interest of the landlord under LSI Logic's Lease.

     3.3 Lease Consents. "Lease Consents" means all consents, waivers or amendments required from the Landlord or other third parties under the Relevant Leases to assign the Relevant Leases to SSI.

     3.4 Leased Properties. "Leased Properties" means those Properties listed in Section A of Schedule 1 of this Agreement.

     3.5  License Form.  "License Form" means the form lease attached hereto as
Schedule 4.

     3.6 LSI Logic's Lease. "LSI Logic's Lease" means, in relation to each Property, the lease(s) or sublease(s) or license(s) under which LSI Logic or its applicable Subsidiary holds such Property and any other supplemental document completed prior to the Actual Completion Date.

     3.7 Owned Property. "Owned Property" means the Property owned by LSI Logic located at 3718 N. Rock Road, Wichita, Kansas.

     3.8 Property. "Property" means the Owned Property, the Leased Properties and the Shared Properties.

     3.9 Relevant Leases. "Relevant Leases" means those of LSI Logic's Leases with respect to which the Landlord's consent is required for assignment, sublease or license to a third party or which prohibit assignments, subleases or licenses.

     3.10 Retained Parts. "Retained Parts" means those parts of the Leased Properties which, following transfer or assignment to SSI, are intended to be licensed to LSI Logic.
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

     3.11 Shared Properties. "Shared Properties" means those Properties listed in (a) Section A of Schedule 1 as a Property involving a license back to LSI Logic or (b) Section B of Schedule 1 of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

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

     IN WITNESS WHEREOF, the parties have signed this Real Estate Matters Agreement effective as of the date first set forth above.

LSI LOGIC CORPORATION                          LSI LOGIC STORAGE SYSTEMS, INC.

By: /s/  WILFRED J. CORRIGAN                   By: /s/  THOMAS GEORGENS
    -------------------------                      -------------------------

Name: Wilfred J. Corrigan                      Name: Thomas Georgens
       -------------------------                      -------------------------

Title: Chairman/CEO                            Title: President
      -------------------------                      -------------------------

               [SIGNATURE PAGE TO REAL ESTATE MATTERS AGREEMENT]

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